SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------
                                 SCHEDULE 13E-3
                                AMENDMENT NO. 1
                        RULE 13E-3 TRANSACTION STATEMENT
 PURSUANT TO SECTION 13(E) OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 13E-3

                         SIERRA PACIFIC DEVELOPMENT FUND
                        A California Limited Partnership
                              (Name of the Issuer)
                                  -------------
                                 JOHN N. GALARDI
                        (Name of Person Filing Statement)
                                  -------------
                            LIMITED PARTNERSHIP UNITS
                         (Title of Class of Securities)
                                  -------------
                                       N/A
                      (CUSIP Number of Class of Securities)
                                  -------------
                               ------------------
                                ----------------

                                 HOWARD F. HART
                            HUGHES HUBBARD & REED LLP
                       350 SOUTH GRAND AVENUE, 36TH FLOOR
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 613-2800
                                  -------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Person(s) Filing Statement)


This statement is filed in connection with (check the appropriate box):

      a.   / /   The  filing  of   solicitation   materials  or  an  information
                 statement  subject to Regulation  14A,  Regulation  14C or Rule
                 13e-3(c) under the Securities Exchange Act of 1934.
      b.   / /   The filing of a registration statement under the Securities Act of 1933
      c.   /X/   A tender offer.
      d.   / /   None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies:


Calculation of Filing Fee
--------------------------------------------------------------------------------
         Transaction Valuation*                   Amount of Filing Fee
--------------------------------------------------------------------------------
               $1,200,000                                $240.00
--------------------------------------------------------------------------------
* Determined pursuant to Rule 0-11(b)(1). Assumes the purchase of 20,000 Units at $60.00 per Unit.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:    Not applicable
Form or Registration No:   Not applicable
Filing Party:              Not applicable
Date Filed:                Not applicable

      By this Amendment No. 1, Exhibit (d)(1) is amended and restated in its entirety to read in full as set forth in Exhibit (d)(1) hereto.

                                    SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            JOHN N. GALARDI


                                            By: JOHN N. GALARDI
                                                --------------------------------
                                                Name: John N. Galardi



Dated:  September 9, 1999